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                                                                  EXHIBIT 8.1

                  FORM OF OPINION OF KIRKPATRICK & LOCKHART LLP



                                 ________, 2001

Wesbanco, Inc.
One Bank Plaza
Wheeling, West Virginia 26003

Freedom Bancshares, Inc.
315 Crim Avenue
Belington, West Virginia 26250


Ladies and Gentlemen:

                  You have requested our opinion regarding certain federal income tax consequences of a transaction ("MERGER") in which Freedom Bancshares, Inc. ("FREEDOM"), a West Virginia banking corporation, will merge with and into FBI Corporation ("FBI"), a West Virginia banking corporation and wholly owned subsidiary of Wesbanco, Inc. ("WESBANCO"), with FBI surviving. Pursuant to the Agreement and Plan of Merger entered into by Wesbanco, FBI, Freedom and Wesbanco Bank, Inc. on December 29, 2000 ("MERGER AGREEMENT"), the outstanding shares of common stock of Freedom will be converted into shares of common stock of Wesbanco.

                  In delivering this opinion, we have reviewed and relied upon the Merger Agreement (including Exhibits), the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 declared effective on _________, 2001 by the Securities and Exchange Commission (the "PROXY STATEMENT/ PROSPECTUS") and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also relied upon certificates of officers of Wesbanco, FBI and Freedom respectively (the "OFFICERS' CERTIFICATES") dated as of the date hereof. Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Proxy/Prospectus.

                  In connection with rendering this opinion, we have also assumed (without any independent investigation) that:

                  1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

                  2. Any statement made in any of the documents referred to herein, "to the best of the knowledge" of any person or party is correct without such qualification;

                  3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken that are inconsistent with such representations; and

                  4. The Merger will be reported by Wesbanco, FBI and Freedom on their respective federal income tax returns in a manner consistent with the opinion set forth below.

                  Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Merger Agreement (without any waiver, breach or amendment of any of the provisions thereof),


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the statements set forth in the Officers' Certificates are true and correct as of the date hereof and at the Effective Time, and the application of the federal income tax laws to the Merger does not change from the date hereof to the Effective Time, then:

                           (a) The Merger will be treated for federal income tax
purposes as a tax-free reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended ("CODE");

                           (b) Wesbanco, Freedom and FBI will each be a "party
to the reorganization" as defined in Code Section 368(b); and

                           (c) The discussion set forth under the caption "THE
MERGER - Certain Federal Income Tax Consequences of the Merger" in the Proxy/Prospectus insofar as it relates to statements of law or legal conclusions constitutes and specifically represents our opinion with respect to such statements of law or legal conclusions.

                  This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

                  This opinion addresses only the classification of the Merger as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.



                                Very truly yours,
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                      CONSENT OF KIRKPATRICK & LOCKHART LLP


         We hereby consent to the inclusion of this opinion as an exhibit to the above-mentioned Registration Statement and to reference to this firm and its opinion included in the Registration Statement.


                                      Your very truly,


                                      /s/  KIRKPATRICK & LOCKHART LLP